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                                                                          , 1998


State Street Bank and Trust Company of California, N.A.

Attention:  Corporate Trust Services Division

Ladies and Gentlemen:


     Great Lakes Carbon Corporation, a Delaware corporation (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange its 10 1/4% Senior Subordinated Notes due 2008 (the "Old Notes") for its 10 1/4% Series B Senior Subordinated Notes due 2008 (the "New Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated ___ , 1998 (the "Prospectus"), and the accompanying Letter of Transmittal to be distributed to all record holders of the Old Notes. A copy of the Prospectus and the accompanying Letter of Transmittal are attached hereto as Exhibits A and
B. The Old Notes and the New Notes are collectively referred to herein as the "Notes." Initially capitalized terms used but not defined herein shall have the respective meanings given them in the Prospectus.

     Copies of each of the form of the Notice of Guaranteed Delivery, the form of Letter to Brokers, Dealers and the form of Letter to Clients are attached hereto as Exhibit C.

     The Company hereby appoints State Street Bank and Trust Company of California, N.A., to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to State Street Bank and Trust Company of California, N.A.

     The Exchange Offer is expected to be commenced by the Company on or about ___, 1998. The Letters of Transmittal accompanying the Prospectus (or in the case of book entry securities, the ATOP system) are to be used by the holders of the Old Notes to accept the Exchange Offer and contain instructions with respect to (i) the delivery of certificates for Old Notes tendered in connection therewith and (ii) the book entry transfer of Notes to the Exchange Agent's account.

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     The Exchange Offer shall expire at 5:00 P.M., New York City time, on ___ ,
1998 or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time by giving oral (to be confirmed in writing) or written notice to you before 9:00 A.M., New York City time, on the Business Day following the previously scheduled Expiration Date.

     The Company expressly reserves the right (i) to terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer -- Certain Conditions to the Exchange Offer" and (ii) to amend the Exchange Offer. The Company will give you prompt oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance of Old Notes.

     In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

     1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.


     2. You will establish an account with respect to the Old Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two Business Days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into your account in accordance with the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP").

     3. You are to examine each of the Letters of Transmittal and certificates for Old Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Old Notes have otherwise been properly tendered. In each case where the Letters of Transmittal or any other


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document has been improperly completed or executed or any of the certificates for Old Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform such holders of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

     4. With the approval of any Vice President of the Company (a "Designated Officer") (such approval, if given orally, to be confirmed in writing) or any other party designated by any such Designated Officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

     5. Tenders of Old Notes may be made only as set forth in the Letters of Transmittal and in the section of the Prospectus captioned "The Exchange Offer -- Procedures for Tendering Old Notes," and Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

     Notwithstanding the provisions of this paragraph 5, Old Notes which any Designated Officer of the Company shall approve as having been properly tendered shall be considered to be properly tendered. Such approval, if given orally, shall be confirmed in writing.

     6. You shall advise the Company with respect to any Old Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

     7.  You shall accept tenders:

     (a) in cases where the Old Notes are registered in two or more names only if signed by all named holders;

     (b) in cases where the signing person (as indicated on the Letters of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of such person's authority so to act is submitted; and

     (c) from persons other than the registered holder of Old Notes provided that customary transfer requirements, including satisfaction of any applicable transfer taxes, are fulfilled.




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     You shall accept partial tenders of Old Notes where so indicated and as permitted in the Letters of Transmittal and deliver certificates for Old Notes to the transfer agent for division and return any untendered Old Notes to the holder (or such other person as may be designated in the Letters of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

     8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Notes properly tendered and you, on behalf of the Company, will exchange such Old Notes for the New Notes and cause such Old Notes to be canceled by the Old Notes Trustee. Delivery of New Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of the Old Notes tendered promptly after notice (such notice, if given orally, to be confirmed in writing) of acceptance of said Old Notes by the Company; provided, however, that in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of (i) a Book-Entry Confirmation (as defined in the Prospectus) with respect to such Old Notes or (ii) certificates for such Old Notes and a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and all other required documents. You shall issue New Notes only in denominations of $1,000 or any integral multiple thereof. Old Notes may be tendered in denominations of $1,000 or any integral multiple thereof.

     9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letters of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date.

     10. The Company shall not be required to exchange any Old Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Notes tendered shall be given orally (and confirmed in writing) by the Company to you.

     11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Certain Conditions to the Exchange Offer" or otherwise, you shall promptly after the expiration or termination of the Exchange Offer return


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those certificates for unaccepted Old Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letter of Transmittal relating thereto that are in your possession, to the persons who deposited them.

     12. All certificates for reissued Old Notes, unaccepted Old Notes or for New Notes shall be forwarded (a) by first-class certified mail, return receipt requested, under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates; (b) by registered mail insured separately for the replacement value of each of such certificates or (c) by effectuating appropriate book-entry transfer.



     13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

     14. As Exchange Agent hereunder you:

     (a) shall have no duties or obligations other than those specifically set forth in the section of the Prospectus captioned "The Exchange Offer," the Letter of Transmittal or herein or as may be subsequently agreed to in writing by you and the Company;

     (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer or the Letter of Transmittal or any other disclosure materials delivered in connection therewith;

     (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with indemnity reasonably satisfactory to you;

     (d) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;


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     (e) may reasonably act upon any tender, statement, request, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

     (f) may rely on and shall be protected in acting upon written or oral instructions from any Designated Officer of the Company;

     (g) may consult with counsel satisfactory to you, including counsel for the Company, with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel, provided that you shall promptly notify the Company of any action taken or omitted by you in reliance upon such advice or opinion; and

     (h) shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Notes.

     15. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company,
Attention: [Adele Robles], Secretary.

     16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to [Adele Robles] Secretary of the Company, and such other person or persons as the Company may request, daily (and more frequently during the weeks immediately preceding the Expiration Date) and as otherwise requested, as to the number of Old Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this


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Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons, upon oral request made from time to time, such other information as it or such person reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request, of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Notes tendered, the aggregate principal amount of Old Notes accepted and deliver said list to the Company promptly after the Expiration Date.

     17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities.

     18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

     19. For services rendered as Exchange Agent hereunder, you shall be entitled to compensation as set forth on Schedule I attached hereto, plus reasonable out-of-pocket expenses and reasonable attorneys' fees, incurred in connection with your services hereunder, within thirty days following receipt by the Company of an itemized statement of such expenses and fees in reasonable detail.

     20.(a) The Company covenants and agrees to indemnify and hold you (which for purposes of this paragraph shall include your directors, officers and employees) harmless in your capacity as Exchange Agent hereunder from and against any and all loss, liability, cost, damage, expense and claim, including but not limited to reasonable attorneys' fees and reasonable expenses, incurred by you as a result of, arising out of or in connection with the performance by you of your duties under this Agreement or the compliance by you with the instructions set forth herein or delivered hereunder; provided, however, that the Company shall


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not be liable for indemnification or otherwise for any loss, liability, cost, damage, expense or claim arising out of your gross negligence or willful misconduct. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company may assume the defense of any suit brought to enforce any such claim; provided that the Company shall not be entitled to assume the defense of any such action if the named parties to such action include both the Company and you and representation of both parties by the same legal counsel would, in the written opinion of counsel to you, be inappropriate due to actual or potential conflicting interests between them. In the event that the Company shall assume the defense of any such suit or threatened action in respect of which indemnification may be sought hereunder, the Company shall not be liable for the fees and expenses of any counsel thereafter retained by you. The Company shall not be liable under this paragraph for the reasonable fees and reasonable expenses of more than one legal counsel for you.

     (b) You agree that, without the prior written consent of the Company (which consent shall not be unreasonably withheld), you will not settle, compromise or consent to the entry of any pending or threatened claim, action, or proceeding in respect of which indemnification could be sought in accordance with the indemnification provisions of this Agreement (whether or not you or the Company or any of its controlling persons is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of the Company and controlling persons from all liability arising out of such claim, action or proceeding.

     21. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that you are required in certain instances to withhold an amount equal to 31% of the payments made with respect to (i) interest on the New Notes and (ii) proceeds from the sale, exchange, redemption or retirement of the New Notes from holders who have not supplied their correct Taxpayer Identification Number or required certification, or holders from whom you have been


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instructed by the Internal Revenue Service to withhold.  Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

     22. You shall notify the Company of the amount of any transfer taxes payable in respect of the exchange of Old Notes and, upon receipt of written approval from the Company, you shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Notes; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

     23. THIS AGREEMENT AND YOUR APPOINTMENT AS EXCHANGE AGENT HEREUNDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING, WITHOUT LIMITATION, SECTION S-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND SHALL INURE TO THE BENEFIT OF, AND THE OBLIGATIONS CREATED HEREBY SHALL BE BINDING UPON, THE SUCCESSORS AND ASSIGNS OF EACH OF THE PARTIES HERETO, AND NO OTHER PERSON SHALL HAVE ANY RIGHTS HEREUNDER.

     24. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

     27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or


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similar writing) and shall be given to such party, addressed to it, at its address or facsimile number set forth below:

     If to the Company:

          Great Lakes Carbon Corporation
          4 Greenspoint Plaza, Suite 2200
          16945 Northchase Drive
          Houston, Texas  77060

          Facsimile: (281) 775-4722
          Attention:     Corporate Secretary

     If to the Exchange Agent:

          State Street Bank and Trust Company of California, N.A.
          633 West 5th Street, 12th Floor
          Los Angeles, California  90071

          Facsimile:  (213) 362-7357
          Attention:  Scott C. Emmons

     28. Unless terminated earlier by the parties hereto, this Agreement shall terminate 180 days following the last Expiration Date. Notwithstanding the foregoing, Paragraphs 19, 20 and 22 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Notes, funds or property then held by you as Exchange Agent under this Agreement.

     29. This Agreement shall be binding and effective as of the date hereof.


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     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.



     GREAT LAKES CARBON CORPORATION



     By:
        ------------------------------
     Name: James D. McKenzie
     Title:    Chief Executive Officer


     Accepted as the date
     first above written:


     STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A., as Exchange Agent



     By:
        ------------------------------
     Name:
     Title:

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                                      SCHEDULE I

               STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.
                                     FEE SCHEDULE
                               EXCHANGE AGENT SERVICES
                  GREAT LAKES CARBON CORPORATION - 10 1/4% SERIES B
                         SENIOR SUBORDINATED NOTES DUE 2008

I.   EXCHANGE AGENCY

     A fee for the receipt of exchanged 10 1/4% Series B Senior Subordinated
     Notes of Great Lakes Carbon Corporation will be charged at $[   ] per
     letter of transmittal.  The total charge will be subject to a minimum of
     $[  ] and maximum of $[   ].

     This fee covers examination and execution of all required documentation, receipt of transmittal letters, reporting as required to the Company and communication with DTC.

II.  MISCELLANEOUS

     Fees for services not specifically covered in this schedule will be assessed in amounts commensurate with the services rendered.